Exhibit 99.1

OKLO INC.

Index to Consolidated Financial Statements

PAGE
Consolidated Balance Sheets - March 31, 2024 (Unaudited) and December 31, 2023	1
Consolidated Statements of Operations and Comprehensive Loss (Unaudited) - Three Months Ended March 31, 2024 and 2023	2
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficiency (Unaudited) - Three Months Ended March 31, 2024 and 2023	3
Consolidated Statements of Cash Flows (Unaudited) - Three Months Ended March 31, 2024 and 2023	4
Notes to Consolidated Financial Statements (Unaudited)	5

Oklo Inc.

Consolidated Balance Sheets

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$38,018,782	$9,867,588
Prepaid and other current assets	5,762,841	4,330,465
Total current assets	43,781,623	14,198,053
Property and equipment, net	625,563	577,671
Operating lease right-of-use assets	33,392	82,677
Other assets	-	25,361
Total assets	$44,440,578	$14,883,762
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,499,224	$2,273,823
Other accrued expenses	1,112,685	835,541
Operating lease liability	37,895	93,935
Total current liabilities	3,649,804	3,203,299
Simple agreement for future equity	73,067,000	46,042,000
Right of first refusal liability	25,000,000	-
Total liabilities	101,716,804	49,245,299
Commitments and contingencies (Note 13)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value – 7,000,000 shares authorized; $25,129,945 aggregate liquidation preference; 6,585,881 shares issued and outstanding at March 31, 2024 and December 31, 2023	25,030,520	25,030,520
Stockholders' deficit:
Common stock, $0.0001 par value – 14,000,000 shares authorized; 5,058,554 and 4,836,577 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	506	484
Additional paid-in capital	3,208,277	2,100,903
Accumulated deficit	(85,515,529)	(61,493,444)
Total stockholders’ deficit	(82,306,746)	(59,392,057)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$44,440,578	$14,883,762

See accompanying notes to consolidated financial statements.

Oklo Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended March 31,
	2024	2023
Operating expenses
Research and development	$3,660,642	$1,916,450
General and administrative	3,709,746	1,419,848
Total operating expenses	7,370,388	3,336,298
Loss from operations	(7,370,388)	(3,336,298)
Other income (loss)
Change in fair value of simple agreement for future equity	(16,793,000)	(1,373,000)
Interest income	141,303	325
Total other loss	(16,651,697)	(1,372,675)
Loss before income taxes	(24,022,085)	(4,708,973)
Income taxes	-	-
Net loss	$(24,022,085)	$(4,708,973)
Basic and diluted net loss per common share	$(4.79)	$(0.99)
Weighted average number of common shares outstanding – basic and diluted	5,014,604	4,771,025

See accompanying notes to consolidated financial statements.

Oklo Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(unaudited)

Three Months Ended March 31, 2024

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Par Value	Capital	Deficit	Deficit
Balance at January 1, 2024	6,585,881	$25,030,520	4,836,577	$484	$2,100,903	$(61,493,444)	$(59,392,057)
Exercise of stock options	-	-	221,977	22	439,900	-	439,922
Stock-based compensation	-	-	-	-	667,474	-	667,474
Net loss	-	-	-	-	-	(24,022,085)	(24,022,085)
Balance at March 31, 2024	6,585,881	$25,030,520	5,058,554	$506	$3,208,277	$(85,515,529)	$(82,306,746)

Three Months Ended March 31, 2023

	Redeemable Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Par Value	Capital	Deficit	Deficit
Balance at January 1, 2023	6,585,881	$25,030,520	4,771,025	$477	$1,209,244	$(29,320,787)	$(28,111,066)
Stock-based compensation	-	-	-	-	48,241	-	48,241
Net loss	-	-	-	-	-	(4,708,973)	(4,708,973)
Balance at March 31, 2023	6,585,881	$25,030,520	4,771,025	$477	$1,257,485	$(34,029,760)	$(32,771,798)

See accompanying notes to consolidated financial statements.

Oklo Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(24,022,085)	$(4,708,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,841	10,996
Change in fair value of simple agreement for future equity	16,793,000	1,373,000
Stock-based compensation	667,474	48,241
Change in operating assets and liabilities:
Prepaid and other current assets	(292,060)	(255,208)
Other assets	25,361	5,377
Accounts payable	(574,395)	(420,901)
Other accrued expenses	73,242	690,093
Operating lease liability	(6,755)	(4,991)
Net cash used in operating activities	(7,287,377)	(3,262,366)
Cash flows from investing activities
Purchases of property and equipment	(96,733)	-
Net cash used in investing activities	(96,733)	-
Cash flows from financing activities
Proceeds from exercise of stock options	439,922	-
Proceeds from right of first refusal liability	25,000,000	-
Proceeds from simple agreement for future equity	10,232,000	340,000
Payment of deferred issuance costs	(136,618)	-
Net cash provided by financing activities	35,535,304	340,000
Net decrease in cash and cash equivalents	28,151,194	(2,922,366)
Cash and cash equivalents – beginning of period	9,867,588	9,653,528
Cash and cash equivalents – end of period	$38,018,782	$6,731,162
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-
Supplemental noncash investing and financing activities
Deferred issuance costs included in accounts payable	$799,796	$684,990
Deferred issuance costs included in accrued expense and other	203,902	-

See accompanying notes to consolidated financial statements.

Oklo Inc.

Notes to Consolidated Financial Statements

March 31, 2024

(unaudited)

1.	Nature of Operations and Organization

Oklo Inc. (the “Company”), formerly, UPower Technologies, Inc., was incorporated on July 3, 2013. The Company is developing advanced fission power plants called “powerhouses” to provide clean, reliable, and affordable energy at scale. The Company is pursuing two complementary tracks to address this demand: providing reliable, commercial-scale energy to customers; and selling used nuclear fuel recycling services to the U.S. market.

The Company plans to commercialize its liquid metal fast reactor technology with the Aurora powerhouse product line. The first commercial Aurora powerhouse is designed to produce up to 15 megawatts of electricity (MWe) on both recycled nuclear fuel and fresh fuel. The Company’s advanced fission technology has a history of successful operation, first demonstrated by the Experimental Breeder Reactor-II, which sold and supplied power to the grid and showed effective waste recycling capabilities for over 30 years of operation. Furthermore, the Company has achieved several significant deployment and regulatory milestones, including securing a site use permit from the U.S. Department of Energy (“DOE”) for the Idaho National Laboratory (“INL”) Site and a fuel award from INL for a commercial-scale advanced fission power plant in Idaho.

On May 9, 2024, pursuant to an Agreement and Plan of Merger and Reorganization (as amended, modified, supplemented or waived, the “Merger Agreement”), dated July 11, 2023, by and among the Company, AltC Acquisition Corp., a Delaware corporation (“AltC”) and AltC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of AltC (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of AltC (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”) (as further described in Note 15). In connection with the closing of the Business Combination, AltC changed its name to Oklo Inc.

Liquidity

As of March 31, 2024, the Company’s cash and cash equivalents were $38,018,782. The Company continues to incur significant operating losses. For the three months ended March 31, 2024, the Company had a net loss of $24,022,085 and used cash in operating activities of $7,287,377. As of March 31, 2024, the Company had accumulated deficits of $85,515,529. Management expects that significant on-going operating expenditures will be necessary to successfully implement the Company’s business plan and develop of its powerhouses. These circumstances raised substantial doubt about the Company’s ability to continue as a going concern for at least the next twelve months.

Immediately following the closing of the Business Combination (the “Closing”), the Company had additional cash of approximately $263.3 million, after giving effect to the payment of transaction expenses, which will be utilized to fund the Company’s powerhouses, operations and growth plans. The Company believes that as a result of the Business Combination its existing cash and cash equivalents, as well as cash received from the Business Combination, will be sufficient to fund its operations for the next twelve months from the date the financial statements were issued as of and for the three months ended March 31, 2024.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with U.S. GAAP. References to U.S. GAAP issued by the Financial Accounting Standards Board (the “FASB”) in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC” or the “Codification”).

Segments

To date, the Company has viewed its financial information on an aggregate basis for the purposes of evaluating financial performance and allocating the Company’s resources. Accordingly, the Company has determined that it operates in one segment.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and those of its wholly owned subsidiary Oklo Power LLC. All intercompany transactions and balances have been eliminated.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of the operating lease liabilities and operating right-of-use assets, useful lives of property and equipment, stock-based compensation expense, valuation allowance on deferred tax assets, and fair value of simple agreement for future equity. These estimates, judgments, and assumptions are based on current and expected economic conditions, historical data, and experience available at the date of the accompanying consolidated financial statements, and various other factors that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Risk and Uncertainties

The Company is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including as a result of inflation, increasing interest rates, instability in the global banking system, geopolitical factors, results of a global pandemic such as the COVID-19 pandemic or otherwise, including the ongoing conflicts in Ukraine and Israel. At this point, the extent to which these effects may impact the Company’s future financial condition or results of operations is uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require the update of any estimates or judgments or an adjustment of the carrying value of any assets or liabilities. Given the nature of the business, the ongoing conflicts in Ukraine and Israel have not had a specific impact on the Company’s financial performance. These estimates may change as new events occur and additional information is obtained and will be recognized in the financial statements as soon as they become known.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss includes net loss as well as other changes in stockholders’ deficit which includes certain changes in equity that are excluded from net loss. To date, the Company has not had any transactions that are required to be reported in comprehensive loss other than the net loss incurred from operations.

Net Loss Per Common Share

Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. Potentially dilutive securities include redeemable convertible preferred stock and stock options. Since the Company was in a loss position for the periods presented, basic net loss per common share is the same as diluted net loss per common share since the effects of potentially dilutive securities are antidilutive.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. The maximum amount placed in any one financial institution is currently limited in order to reduce risk via the use of Insured Cash Sweep accounts such that all funds are insured by the Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents. As of March 31, 2024 and December 31, 2023, cash and cash equivalents were $38,018,782 and $9,867,588, respectively.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for repairs and maintenance that do not improve or extend the life of the assets are expensed as incurred. When property and equipment are sold or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the respective accounts, and any resulting gains or losses are included on the consolidated statement of operations.

Depreciation expense is computed using the straight-line method generally based on the following estimated useful lives of the related assets:

Furniture and fixtures	7 years
Computers	3 to 7 years
Software	3 years
Leasehold improvements	Shorter of lease term or estimated useful life of the asset

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. No impairment losses were recognized on any long-lived assets during the three months ended March 31, 2024 and 2023.

Leases

The Company has lease arrangements for its offices. The Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right-of-use (“ROU”) to an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Leases are recorded as an operating lease right-of-use assets and operating lease liability on the consolidated balance sheets. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

Lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the expected lease term, including options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company uses the discount rate implicit in the lease unless that rate cannot be readily determined. In that case, the Company uses its incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow on a collateralized basis an amount equal to the lease payments over the expected lease term. Lease ROU assets consist of the initial measurement of lease liabilities, any lease payments made to lessor on or before the lease commencement date, adjusted for any lease incentives received, and any initial direct costs incurred by the Company.

Operating lease expense for lease payments is recognized on a straight-line basis over the expected lease term. There were no finance lease obligations.

Fair Value Measurements

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. There are no transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements.

Financial instruments measured at fair value on a recurring basis were based upon a three-tier hierarchy as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly as corroborated by market data.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term nature of these assets and liabilities. The Company’s SAFE Notes (as further described in Note 5) were carried at fair value and classified as Level 3 liabilities.

Redeemable Convertible Preferred Stock

The Company has issued redeemable convertible preferred stock that includes certain redemption rights upon an event that is outside the control of the Company. Accordingly, the redeemable convertible preferred stock is presented as mezzanine equity, outside of stockholders’ deficit at their issuance date fair value, net of any issuance costs. The Company assesses whether the redeemable convertible preferred stock has become redeemable or the probability that the redeemable preferred stock will become redeemable in determining whether to record subsequent measurement adjustments.

Research and Development

Research and development represent costs incurred to develop the Company’s technology. These costs consist of personnel costs, including salaries, employee benefit costs, bonuses and stock-based compensation expenses, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering contractors for analytical work and consulting costs. The Company expenses all research and development costs in the periods in which they are incurred.

General and Administrative

General and administrative expenses consist primarily of payroll and other personnel-related costs, including stock-based compensation expense, for the Company’s employees involved in general corporate functions including finance and human resources, rent and other occupancy expenses, professional fees for legal and accounting, travel costs, promotional expenses, as well as depreciation and amortization expense for capitalized assets associated with these functions.

Cost-Share Projects

The Company has certain cost-share reimbursable projects for several research and development (“R&D”) projects related to nuclear recycling technologies awarded by the DOE’s Advanced Research Projects Agency (“ARPA”) (the “cost-share projects”) where the Company elected to record the reimbursements on a net presentation basis in the consolidated financial statements. During the three months ended March 31, 2024 and 2023, the Company offset certain R&D expenses related to the cost-share projects totaling $143,768 and $19,173, respectively, based on the period in which the expense was incurred and reimbursable under the guidelines of the cost-share project on the consolidated statements of operations and comprehensive loss. In addition, the Company purchased $36,238 of property and equipment under the guidelines of the cost-share projects during the three months ended March 31, 2024 and reflected $36,238 of the cost-share reimbursement as an offset to the cost basis of the property and equipment, resulting in no carrying value for the property and equipment on the consolidated balance sheets and no reported cash flows. In the event the property and equipment is sold upon completion of the cost-share projects, the Company may be obligated to reimburse the DOE in the event the proceeds are in excess of $5,000 per asset, which at such time, if applicable, will be reported on a net presentation basis with no gain recognized and no cash flows.

Stock-Based Compensation

The Company accounts for stock-based compensation by measuring and recognizing expense for all stock-based payments made to employees and non-employees based on the estimated grant-date fair values for all stock-based compensation arrangements. The Company recognizes compensation over each recipient’s requisite service period, which is generally the vesting period. The Company has elected to recognize actual forfeitures by reducing the stock-based compensation in the same period as the forfeitures occur. The Company estimates the fair value of stock options granted to employees and non-employees using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the Company's common stock fair value, expected volatility, expected dividend yield, risk-free rate of return, and the expected term. The Company classifies stock-based compensation expense in the same manner in which the award recipient’s cash compensation cost is classified on the consolidated statements of operations and comprehensive loss.

Income Taxes

Because the Company has not generated revenue and is anticipated to remain as such for the next several years, income taxes have been minimal to date. The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

Recent Accounting Pronouncements

In March 2024, the FASB issued Accounting Standards Update (“ASU”) ASU 2024-02, Codification Improvements - Amendments to Remove Reference to Concept Statements, which amends the Codification to remove references to various concepts statements and impacts a variety of topics in the Codification. ASU 2024-02 applies to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective January 1, 2025 and is not expected to have a significant impact on the Company's consolidated financial statements.

3.	Balance Sheet Components

Prepaid and Other Current Assets

Prepaid and other current assets are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Prepaid expenses	$565,775	$369,881
Deferred issuance costs	4,849,859	3,709,542
Cost-share receivables	196,846	126,042
Refundable deposit	125,000	125,000
Other	25,361	-
Total prepaid and other current assets	$5,762,841	$4,330,465

Prepaid expenses include prepaid consulting fees, insurance premiums, rent and other charges. The deferred issuance costs are specific incremental costs of the public company business combination. Cost-share receivables refer to the monetary assets obtained by the Company through several R&D cost-share projects related to nuclear recycling technologies awarded by the DOE’s ARPA. Refundable deposit represents an advance payment for the grant of a right to purchase certain land, subject to certain conditions, located at the DOE facility in Pike County, Ohio.

Prepaid expenses are amortized over the straight-line method over the contract term. The deferred issuance costs will be charged against the proceeds of the public company business combination unless it is aborted requiring them to be expensed. Cost-share receivables are recorded as eligible costs are incurred. The refundable deposit will either be applied to the final purchase price of the land or refunded no later than December 31, 2024.

Property and Equipment, Net

Property and equipment are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Computers	$281,126	$196,882
Furniture and fixtures	64,912	64,912
Software	404,954	392,465
Leasehold improvements	30,762	30,762
Total property and equipment, gross	781,754	685,021
Less accumulated depreciation and amortization	(156,191)	(107,350)
Total property and equipment, net	$625,563	$577,671

Depreciation and amortization expense for the three months ended March 31, 2024 and 2023 totaled $48,841 and $10,996, respectively.

Accrued Expenses and Other

Accrued expenses and other are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Accrued expenses	$719,365	$482,984
Accrued payroll and bonus	318,490	196,900
Credit card liabilities	74,580	155,407
Other	250	250
Total accrued expenses and other	$1,112,685	$835,541

4.	Leases

On September 10, 2021, the Company entered into a commercial real estate sub-lease agreement for 7,350 square feet of office space in Santa Clara, California, with an initial term of 2.75 years.

The table below presents supplemental information related to operating leases:

	Three Months Ended March 31,
	2024	2023
Operating lease costs during the period	$90,347	$80,366
Cash payments included in the measurement of operating lease liabilities during the period	$57,330	$55,566
Weighted-average remaining lease term (in years) as of period-end	0.17	1.17
Weighted-average discount rate during the period	6.85%	6.85%

The Company generally utilizes its incremental borrowing rate based on information available at the commencement of the lease in determining the present value of future payments since the implicit rate for the Company’s leases is not readily determinable.

Variable lease expense includes rental increases that are not fixed, such as those based on amounts paid to the lessor based on cost or consumption, such as maintenance and utilities.

The components of operating lease costs were as follows:

	Three Months Ended March 31,
	2024	2023
Research and development	$66,857	$52,416
General and administrative	23,490	27,950
Total operating lease costs (1)	$90,347	$80,366

(1)	Month-to-month lease arrangements for the three months ended March 31, 2024 and 2023 of $39,772 and $38,064, respectively, are included in operating lease costs.

The minimum lease payments above do not include common area maintenance charges, which are contractual obligations under the Company’s lease, but are not fixed and can fluctuate from year to year and are expensed as incurred. Common area maintenance charges for the three months ended March 31, 2024 and 2023 of $20,490 and $19,454, respectively, are included in operating expenses on the consolidated statements of operations and comprehensive loss.

Maturities of the operating lease liability as of March 31, 2024 are summarized as follows:

Year Ending December 31,
2024 (remaining months of the year)	$38,220
Minimum lease payments	38,220
Less imputed interest	(325)
Present value of operating lease liability, representing current portion of operating lease liability	$37,895
Current portion of operating lease liability	$37,895

5.	Simple Agreement for Future Equity

The Company issued simple agreements for future equity (“SAFEs”) to investors (the “SAFE Notes”). The SAFE Notes allow investors to purchase equity at a negotiated price now with the investor receiving equity in the future with no set time for conversion. The SAFE Notes will convert on an equity financing, as further described below, if such equity financing is consummated. The SAFE Notes generally focus on equity rounds, however, there are terms included for a liquidity event (as further described below) or dissolution event, which allow for conversion into equity or cash at the option of the holder under certain circumstances. The Company determined that the SAFE Notes are not legal form of an outstanding share or legal form debt (i.e., no creditors’ rights), therefore, the Company evaluated the SAFE Notes to determine whether they must be classified as a liability under ASC 480, Distinguishing Liabilities from Equity.

During the three months ended March 31, 2024 and 2023, the Company issued SAFE Notes in exchange for aggregate proceeds of $10,232,000 and $0, respectively. For the three months ended March 31, 2024, the Company received cash proceeds of $10,232,000 from the issuance of SAFE Notes during the period. For the three months ended March 31, 2023, the Company received cash proceeds of $340,000 from the subscription of a SAFE.

Upon a future equity financing involving preferred shares, SAFE Notes settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock equal to the amount invested under the SAFE Note divided by the lowest price per share of the standard preferred stock, or (ii) the invested amount of the SAFE Note divided by a discounted price to the price investors pay to purchase the standard preferred shares in the financing (with such discounted price calculated by reference to a valuation cap). Alternatively, upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE Note, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE Note. Given the SAFE Notes include a provision allowing for the investors to receive a portion of the proceeds upon a change of control equal to the greater of their investment amount or the amount payable based upon a number of shares of common stock equal to the investment amount divided by the liquidity price, the occurrence of which is outside the control of the Company, this provision requires the SAFE Notes to be classified as a liability pursuant to ASC 480 because a change in control is an event that is considered not under the sole control of the Company (see Note 7).

If a dissolution event occurs prior to the termination of the SAFE Notes, the investor will be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE Note). In connection with the Business Combination, the Company and the SAFE investors amended the SAFE Notes to convert in connection with the closing of the Business Combination with AltC.

The outstanding principal balance as of March 31, 2024 and December 31, 2023, for the SAFE Notes were $42,557,000 and $32,325,000, respectively. As of March 31, 2024, $13,994,800 and $28,562,200 have a valuation cap of $300,000,000 and $500,000,000, respectively. As of December 31, 2023, $12,130,000 and $20,195,000 have a valuation cap of $300,000,000 and $500,000,000, respectively. No SAFE Notes converted into shares of the Company’s preferred stock during the three months ended March 31, 2024 and 2023.

6.	Right of First Refusal Liability

On February 16, 2024, the Company entered into a letter of intent (the “LOI”) with an unrelated third party (the “third party”) for the purchase of power from the Company’s planned powerhouses to serve certain data centers in the U.S. on a 20-year timeline, and at a rate to be formally specified in one or more future Power Purchase Agreement(s) (each a “PPA”) (subject to the requirement that the price meets the market rate, discount and most favored nation terms contained in the agreement). In addition, the third party will have the right to renew and extend PPAs for additional 20-year terms.

The LOI, provides for the third party to have a continuing right of first refusal for a period of thirty-six (36) months following its execution to purchase energy output produced by certain powerhouses developed by the Company in the U.S., subject to certain provisions and excluded powerhouses, for power capacity of no less than 100 MWe of energy output and up to cumulative maximum of 500 MWe of total energy output (the “ROFR”). In exchange for the ROFR and other rights contained in the LOI, in March 2024, the third party paid the Company $25,000,000 (the “Payment”). In connection with the Payment, the Company agreed to supply power at a discount to the most favored nation pricing to the third party in a future PPA (location to be determined); provided that pricing set out in a PPA will include an additional discount if needed such that the total savings against most favored nation pricing over the course of the PPA is equivalent to the Payment. The third party can assign its rights under the LOI, in whole or in part, at any time. As of March 31, 2024, the outstanding balance under the right of first refusal liability was $25,000,000, as reflected on the consolidated balance sheets.

7.	Fair Value Measurements

The Company’s SAFE Notes are recorded at fair value on the consolidated balance sheets. The fair value of the Company’s SAFE Notes is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses probabilities considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE Notes will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of common stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. The Company determined the fair value of the SAFE Notes under the Monte Carlo simulation method which was used to estimate the future market value of invested capital (“MVIC”) of the Company at a liquidity event and the expected payment to the SAFE holders at each simulated MVIC value. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE Notes. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE Notes are recognized on the consolidated statements of operations and comprehensive loss.

The key assumptions used in the Monte Carlo simulation are presented in the table below:

	As of March 31,
	2024	2023
Asset volatility (1)	84.4%	90.8%
Risk-free rate (2)	4.2%	3.6%
Expected term (3)	60 Months	60 months

(1)	Asset volatility measures the uncertainty about the realization of expected future returns that was estimated based on the methodologies assuming default risk based on the implied and historical volatility of the share price of peer companies.

(2)	Risk-free rate based on the U.S. Treasury yield in effect at the time of SAFE Notes consistent with the expected term.

(3)	The simulation considers total 5-year term. If there are no events occurring within 5-years then the SAFE noteholders are expected to receive their principal amount.

The following table presents a reconciliation of the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Three Months Ended March 31,
	2024	2023
Beginning balance	$46,042,000	$13,340,000
SAFE Notes issued during the period	10,232,000	-
Change in fair value during the period	16,793,000	1,373,000
Ending balance	$73,067,000	$14,713,000

As of March 31, 2024 and December 31, 2023, the estimated fair value of the SAFE Notes totaled $73,067,000 and $46,042,000, respectively. The change in fair value during the period, as reflected in the above table, is included in other income (loss) on the consolidated statements of operations and comprehensive loss.

8.	Redeemable Convertible Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation dated November 5, 2018, as amended on March 24, 2020, pursuant to the Certificate of Amendment, both filed with the Secretary of the State of Delaware, authorized the issuance of 7,000,000 shares of preferred stock, par value of $0.0001 per share.

Preferred Stock Series	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value (1)	Liquidation Amount
Series A-1	4,526,703	$4.6557	$20,983,596	$21,074,971
Series A-2	55,135	3.6274	192,134	199,997
Series A-3	2,004,043	1.9236	3,854,790	3,854,977
Totals	6,585,881		$25,030,520	$25,129,945

(1)	Amounts are net of issuance costs $86,667 for Series A-1, $12,758 for Series A-2 and $0 for Series A-3.

The terms and conditions of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A-3 Preferred Stock (collectively, the “Preferred Stock”) are as follows:

Conversion

At the option of the holder, shares of Preferred Stock are convertible into the number of shares of common stock that is determined by dividing the original issue price per share of Preferred Stock by the conversion price per share (at issuance the conversion price was the same as the original issue price) applicable to each share of Preferred Stock in effect at the date of conversion. The conversion price is subject in each case to certain adjustments to reflect the issuance of common stock, options, warrants, or other rights to subscribe for or to purchase shares of the Company’s common stock for a consideration per share less than the conversion price then in effect. Each share of Preferred Stock will mandatorily convert into shares of common stock at the then-effective conversion rate upon the earlier of (a) the closing of a firm commitment underwritten public offering of common stock at a price of at least $13.9671 per share resulting in gross proceeds to the Company of at least $50 million and a post-money fully diluted valuation of $250 million following with the common stock is listed for trading on the Nasdaq Stock Market's National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors (the “Board”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of holders of at least 60% of the Preferred Stock.

Redemption

The Preferred Stock is not redeemable at the option of the holder. However, the shares of the Preferred Stock are redeemable upon the occurrence of certain Deemed Liquidation Events, as described below, outside the Company’s control following the election of the holders of Preferred Stock. Mergers or consolidations involving the Company, or liquidations of it, subject to certain provisions, are considered Deemed Liquidation Events unless holders of at least 60% of outstanding Preferred Stock elect otherwise by written notice sent to the Company at least five days prior to the effective date of any such event. To date, no such Deemed Liquidation Events have occurred.

Liquidation Amount

In the event of a liquidation, dissolution or winding-up of the Company, prior to any distribution to holders of common stock, holders of Preferred Stock are entitled to payment of an amount per share equal to the greater of (a) the original issue price, plus any dividends declared but unpaid thereon or (b) the amount that would be due if all shares of Preferred Stock had been converted to common stock immediately prior to the liquidation, dissolution or winding-up (the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After payment in full of the Liquidation Amount, the holders of Common Stock are entitled to receive the remaining assets of the Company available for distribution to its stockholders’ pro rata based on the number of shares of common stock held by each holder.

Dividends

Dividends of $0.3725 per share of Series A-1 Preferred Stock, $0.2902 per share of Series A-2 Preferred Stock, and $0.1539 per share of Series A-3 Preferred Stock are payable only when, as, and if, declared by the Board of the Company. The Company is under no obligation to declare such dividends.

Voting Rights

The holders of the Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of the Preferred Stock held by each holder are then convertible. The holders of Preferred Stock are entitled to vote together with the holders of the Company’s common stock, as a single class, on all matters submitted to a vote of stockholders. The holders of Preferred Stock are entitled to elect two (2) directors, exclusively and as a separate class, out of five (5) directors.

9.	Common Stock

The Company’s Amended and Restated Certificate of Incorporation dated November 5, 2018, as amended on March 24, 2020, pursuant to the Certificate of Amendment, both filed with the Secretary of the State of Delaware, authorized the issuance of 14,000,000 shares of common stock, par value of $0.0001 per share. The holders of common stock are entitled to elect three (3) directors, exclusively and as a separate class, out of five (5) directors.

The Company reserved shares of its common stock for the potential future issuances of 6,585,881 Preferred Stock and for potential future issuances of stock option awards outstanding and available for future grants (see Note 10).

During the three months ended March 31, 2024, the Company issued 221,977 shares of its common stock upon the exercise of stock options with an exercise price of $439,922.

10.	Stock-Based Compensation

In 2016, the Board and the stockholders of the Company approved the 2016 Stock Incentive Plan of Oklo Inc. (the “Plan”). The Plan provides for the issuance of common stock options, appreciation rights, restricted stock units and other stock-based awards to employees, officers, directors, and consultants. Since the Plan’s inception, only stock options have been awarded under it. Options with a time-based vesting schedule vest at the rate of 20% per year over a period of 5 years, beginning one year following the related grant date, and expire ten years from the date of the grant. Options with milestone-based vesting vest upon completion of milestones specific to each grant. The Plan initially had 1,000,000 shares reserved for issuance under the Plan at its inception. In December 2021, the Company’s Board increased the number of shares of common stock reserved for issuance under the Plan to 1,938,894. In December 2023, the Company’s Board increased the number of shares of common stock reserved for issuance under the Plan to 2,539,514.

Compensation expense for the three months ended March 31, 2024 and 2023 includes the portion of awards vested in the periods for all stock-based awards granted, based on the grant date fair value estimated using a Black-Scholes option valuation model, consistent with authoritative guidance utilizing the following assumptions:

	Three Months Ended March 31,
	2024	2023
Expected volatility	79.67%	-
Expected dividend yield	0.00%	-
Risk-free interest rate	4.08%	-
Expected term	6.3 years	-

Expected Volatility – The Company determines volatility based on the historical volatilities of comparable publicly traded companies over a period equal to the expected term because it has no trading history for its common stock price. The comparable companies were chosen based on the similar size, stage in the life cycle, or area of specialty. The Company will continue to apply this process until a sufficient amount of historical information regarding volatility on its own stock becomes available.

Expected Dividend Yield – The Company has not, and does not, intend to pay dividends.

Risk-free Interest Rate – The Company applies the risk-free interest rate based on the U.S. Treasury yield in effect at the time of the grant consistent with the expected term of the award.

Expected Term – The Company calculated the expected term using the simplified method. This method uses the average of the contractual term of the option and the weighted-average vesting period in accordance with authoritative guidance.

Fair Value of Common Stock – The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board. Because there has been no public market for the Company’s common stock, the Board exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include contemporaneous valuations performed by an independent third-party, important developments in the Company’s operations, sales of redeemable convertible preferred stock, the rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock, lack of marketability of its common stock, actual operating results, financial performance, the likelihood of achieving a liquidity event for the Company’s security holders, the trends, the economy in general, the stock price performance and volatility of comparable public companies.

A summary of the stock option award activity during the three months ended March 31, 2024 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Stock option awards outstanding at January 1, 2024	1,884,965	$9.62	8.47
Exercised	(221,977)	1.98
Granted	58,020	26.47
Stock option awards outstanding at March 31, 2024	1,721,008	11.17	8.54
Stock option awards exercisable at March 31, 2024	358,695	2.46	6.64
Stock option awards not vested at March 31, 2024	1,362,313
Stock option awards available for future grants at March 31, 2024	12,557

The aggregate grant date fair value of stock options granted during the three months ended March 31, 2024 and 2023 was $1,109,656 and $0 respectively. The weighted-average grant-date fair value of stock options granted during the three months ended March 31, 2024 and 2023 was $19.13 and $0 per share, respectively.

The total fair value of stock options vested during the three months ended March 31, 2024 and 2023 was $191,907 and $55,693, respectively.

The intrinsic value for stock options exercised represents the difference between the estimate of fair value based on the valuation of the shares of common stock as of the reporting date and the exercise price of the stock option. During the three months ended March 31, 2024 and 2023, the intrinsic value of the Company’s stock option exercises was $4,204,255 and $0, respectively.

The exercise prices of the stock option awards outstanding and exercisable are summarized as follows as of March 31, 2024:

Exercise	Outstanding Awards	Vested Awards
Price	(Shares)	(Shares)
$0.44	4,729	4,729
$1.75	445,759	273,643
$2.48	212,480	16,255
$2.87	176,880	53,958
$19.28	823,140	8,360
$26.47	58,020	1,750
	1,721,008	358,695

Stock-based compensation expense charged to operations is summarized as follows:

	Three Month Ended March 31,
	2024	2023
Research and development	$394,748	$33,315
General and administration	272,726	14,926
Total costs charged to operations	$667,474	$48,241

As of March 31, 2024, there was approximately $11,742,000 of total unrecognized compensation expense related to outstanding unvested share-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 4.46 years.

11.	Income Taxes

The provision for income taxes in interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of its annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. The quarterly provision for income taxes, and estimate of the Company’s annual effective tax rate, are subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company conducts business, and tax law developments.

The income tax provision effective tax rate for the three months ended March 31, 2024 and 2023 was 0.0%.

The realization of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the reversal of deferred tax liabilities, and tax planning strategies. Based upon the Company’s historical operating losses and the uncertainty of future taxable income, the Company has provided a valuation allowance against most of the deferred tax assets as of March 31, 2024 and 2023.

As of March 31, 2024 and 2023, the Company has no uncertain tax positions or interest and penalties accrued.

12.	Pension Plan

The Company has a qualified 401(k) defined contribution plan that allows eligible employees of the Company to participate in the plan, subject to limitations. The plan allows for discretionary matching contributions by the Company, up to 4% of eligible annual compensation made by participants of the plan. The Company contributions to the plan were $96,549 and $81,271 for the three months ended March 31, 2024 and 2023, respectively.

13.	Commitments and Contingencies

Contract commitments

The Company enters into contracts in the normal course of business with third-party contract research organizations, contract development and manufacturing organizations and other service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Contingencies

From time to time, the Company may become involved in litigation matters arising in the ordinary course of business. The Company is not a party to any legal proceedings, nor is it aware of any material pending or threatened litigation. There were no contingent liabilities as of March 31, 2024.

14.	Related Party Transactions

The Company entered into a demand note on January 30, 2017 with the Chief Operating Officer, bearing interest at the rate of 0.66% based on Applicable Federal Rate as published by the Internal Revenue Service for January 2017. During the three months ended March 31, 2023, the Company received interest income of $13. The note was repaid in full on April 18, 2023.

15.	Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were available to be issued, and determined that except for the transactions described below, there have been no events that occurred that would require adjustments to the Company’s disclosures.

Business Combination

On May 9, 2024, in connection with the Business Combination, the Company’s equityholders, including the Company’s stockholders and holders of SAFE Notes (following the Closing, “Oklo equityholders”), received 78,996,459 shares of newly issued Class A common stock, par value $0.0001 per share (following the Closing, “Oklo Class A common stock”), as well as the contingent right to receive up to an aggregate of 15,000,000 shares of Oklo Class A common stock, which will be issued to eligible holders of pre-Closing securities of the Company during the five-year period following the Closing, in three separate tranches (i) upon the satisfaction of certain price targets or (ii) if the Company undergoes a change in control (a “Change in Control” as defined in the Merger Agreement), the price per share received by stockholders of the Company in such Change in Control transaction, among other certain conditions and other provisions. In addition, certain AltC founders received 12,500,000 shares of Oklo Class A common stock subject to vesting during the five-year period following the Closing in four separate tranches upon the satisfaction of certain price targets or in the event of a sale of the Company, among other conditions.